Exhibit 99.1

J.B. Hunt Transport Services, Inc.	Contact:	David Mee
615 J.B. Hunt Corporate Drive		Executive Vice President,
Lowell, Arkansas 72745		Finance and Administration
(NASDAQ: JBHT)		and Chief Financial Officer
(479) 820-8111

FOR IMMEDIATE RELEASE

J. B. HUNT TRANSPORT SERVICES, INC. ANNOUNCES PAYMENT OF DIVIDEND AND SHARE REPURCHASE

LOWELL, Arkansas – October 27, 2011 – J.B. Hunt Transport Services, Inc. (NASDAQ:JBHT) announced today that its Board of Directors has declared the regular quarterly dividend on its common stock of $.13 (thirteen cents) per common share, payable to stockholders of record on November 21, 2011.  The dividend will be paid on December 1, 2011.

Also, today the Board of Directors adopted a new repurchase program authorizing the repurchase of an additional $500 million of the Company’s common stock. On April 28, 2010, the Board of Directors authorized the repurchase of up to $500 million of the Company’s common stock of which approximately $3 million remains.  The Company will complete the 2010 authorization and then begin repurchasing stock under the newly authorized program.

The specific timing and amount of the repurchases will vary based on market conditions, cash flows, securities law limitations, and other factors.  The repurchase program may be suspended, extended or discontinued at any time without prior notice.